Exhibit 99.1


Playtex Reports Third Quarter 2005 Results; Updates Guidance for Full Year 2005


     WESTPORT, Conn.--(BUSINESS WIRE)--Oct. 26, 2005--Playtex Products, Inc. (NYSE: PYX) today reported results for the third quarter ended October 1, 2005. Net sales in the third quarter 2005 were $146.6 million, down 1% versus prior year, but up 5% when you exclude sales of the divested Woolite brand. For the first nine months of 2005, net sales were $510.3 million, down 3% versus the prior year, but up 1% excluding the divested Woolite brand.
     Net income for the third quarter 2005 was $3.4 million, or $0.05 per diluted share versus $1.4 million, or $0.02 per diluted share in the third quarter 2004. Excluding certain charges and gains as detailed below, net income was $4.5 million, or $0.07 per diluted share in the third quarter 2005 versus net income of $1.7 million, or $0.03 per diluted share in the third quarter 2004.
     Growth in net income for the quarter reflects the positive mix impact of higher tampon, sun care and Wet Ones sales, results of cost reduction efforts, and interest savings from the Company's deleveraging program. These positive effects were somewhat offset by the impact of higher raw material costs, increased investments in advertising spending, higher performance based bonus accruals, and a non-cash charge for the new equity compensation program implemented in 2005.
     Net income for the first nine months of 2005 was $24.5 million, or $0.39 per diluted share versus $18.0 million, or $0.29 per diluted share in 2004. Excluding certain charges and gains as detailed below, net income was $26.0 million, or $0.42 per diluted share in the first nine months of 2005 versus $21.0 million, or $0.34 per diluted share in the first nine months of 2004.
     President and Chief Executive Officer, Neil P. DeFeo stated, "Third quarter results are encouraging. Our underlying business performance in the quarter reflects the results of our new strategy. Overall, consumers are responding to our new advertising, promotions, packaging and new products - all driven by our new strategy. Financial results show progress towards our strategic goals with year-to-date sales growth in all three of our core businesses and continued year-over-year higher operating margins. Additionally, we've paid down $121 million in debt to date - deleveraging our balance sheet and significantly reducing interest expense, again, in line with our strategy."
     Results in both the third quarters of 2005 and 2004 were impacted by certain charges and gains, including on a pre-tax basis:

     --   Expenses of $1.7 million related to the retirement of debt in 2005,

     -- Restructuring and related expenses of $1.3 million in 2005 and $0.6 million in 2004, and

     -- A $0.7 million tax benefit in 2005 related to the American Jobs Creation Act.

     Similarly, the first nine months of 2005 and 2004 were impacted by certain charges and gains, including on a pre-tax basis:

     -- Net expenses of $10.3 million in 2005 and $6.4 million in 2004 related to the retirement of debt,

     -- Restructuring and related expenses of $4.6 million in 2005 and $3.2 million in 2004,

     --   A total of $4.5 million in legal awards received in 2005, and

     --   Tax benefits of $4.8 million in 2005 and $2.8 million in 2004.

     A reconciliation of the results "as reported," which are in accordance with GAAP, to results "excluding charges and gains," which is a non-GAAP measure, is included on the Consolidated Statements of Income Data attached to this release.
     Feminine Care sales grew 8% in the third quarter 2005 versus the prior year, and 2% for the nine months. Growth in the third quarter is due to a few factors including base business improvement and the timing of promotions. Both Gentle Glide and Beyond grew in the quarter behind improved marketing plans put in place for each business.
     Infant Care sales were comparable to prior year in the quarter and were up 3% year to date versus prior year. Infant feeding, consisting of bottles, cups, pacifiers and breast-feeding products, grew 3% in the quarter. While essentially all feeding products grew in the quarter, growth was primarily driven by cups, which responded well to the Disney Princess and Buzz Lightyear promotions. Feeding also benefited from growth in pacifiers behind increased consumer awareness and distribution of the products. Offsetting this growth were lower sales of Diaper Genie due to competitive activity.
     Skin Care sales were up 8% in the quarter and up 1% year to date versus prior year. Banana Boat sales increased $2.0 million, or 44%, in the quarter versus prior year as favorable weather improved sell through at retail. Skin Care sales also benefited from growth of Wet Ones and Playtex gloves as Wet Ones continues to respond well to broadened distribution and advertising, and gloves benefited from promotions. This growth was partially offset by continued declines in baby toiletries.
     Gross profit margins improved 172 basis points in the quarter (and by 210 basis points excluding restructuring related costs) as the favorable mix impact of higher tampon, sun care and Wet Ones sales, and continued restructuring savings more than offset higher raw material costs. Year to date reported gross profit margins have improved to 53.1% from 52.2%. Excluding restructuring related costs, they have improved to 53.4% from 52.2%.
     SG&A expense was essentially flat in the third quarter and declined by approximately $15 million year-to-date versus the prior year. Excluding charges and gains, SG&A was down slightly in the quarter and down approximately $8 million year-to-date. Declines earlier in the year were due primarily to savings from the realignment program and the timing of advertising and promotional expenses. During the third quarter 2005, continued cost savings from the realignment program have been offset by higher investments in advertising, $1.5 million in non-cash equity compensation expenses, and higher performance based bonus accruals.
     As a result of the factors previously mentioned, operating income grew to $21.1 million or 14.4% of net sales in the third quarter 2005 from $20.3 million or 13.7% of net sales the prior year. Similarly on a year-to-date basis, operating income grew to $92.1 million or 18.0% of net sales in 2005 from $84.6 million or 16.1% of net sales the prior year. Excluding charges and gains, operating income grew to $22.3 million or 15.2% of net sales in the third quarter 2005 from $20.9 million or 14.1% of net sales the prior year. Similarly, on a year-to-date basis excluding charges and gains, operating income grew to $92.2 million or 18.1% of net sales in 2005 from $87.7 million or 16.7% of net sales the prior year.
     The Company has repurchased $100.8 million in debt through the third quarter 2005, and an additional $20.0 million in October, exceeding the Company's goal to repurchase at least $100 million of debt during 2005. On a fully annualized basis, the Company will save approximately $10 million in cash interest expense as a result of the bond repurchases made to date.
     The Company reiterated that it expects savings associated with the 2004/2005 realignment to be $12-$14 million, partially offset by charges related to the realignment of $6 million to $7 million during 2005. The Company has expensed $4.6 million of these charges through the third quarter. The Company expects fully annualized savings to be $22-$24 million in 2006, and expects to reinvest a significant portion of these realignment savings in its core businesses.
     Company cash flow trends remain positive with continued working capital improvements. The Company expects working capital trends to continue to improve with the implementation of several ongoing programs. Liquidity remains strong with $84 million of cash and an undrawn revolver at the end of the third quarter 2005.
     The Company updated its guidance for 2005 for current operating trends. Net sales on a reported basis are expected to be down 2%-3% for the full year 2005 versus prior year. Excluding sales of Woolite in 2004, net sales are expected to be up low single digits for the full year 2005.
     The Company expects to be at the middle to high end of its previously announced operating income guidance for the full year 2005 of between $97 million and $109 million on a reported basis, or $99 million to $111 million excluding charges and gains. These ranges include estimated non-cash equity compensation expenses of $6 million.
     Playtex will hold a conference call with analysts and investors at 11:30 a.m. ET on Thursday, October 27, 2005 to discuss third quarter 2005 results. The dial in number is 1-866-825-1692 and the passcode is 25361643. A replay of the conference call will be available through Wednesday, November 2nd. The replay number is 888-286-8010, and the passcode is 89125140. To access the webcast of this call (live & replay), please go to the "Investor Relations" portion of our website www.playtexproductsinc.com.
     This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this press release, and on our web site, is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP.
     Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Infant Care and Skin Care products, including Playtex tampons, Playtex infant feeding products, Diaper Genie, Banana Boat, Wet Ones, Baby Magic, Mr. Bubble and Playtex gloves.

     With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the inability to earn higher returns for shareholders, buy-back debt in the open market, grow operating income, EBITDA and earnings per share or reduce debt, interest expense and leverage ratios to the target levels, the ability to save targeted amounts as part of the restructuring and realignment plans, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, the ability to ship new products on targeted dates, and other factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.



                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results "Excluding
 Charges / Gains " (1), a non-GAAP measure

                                  Three Months Ended
              --------------------------------------------------------
                     October 1, 2005            September 25, 2004
              ---------------------------- ---------------------------
                                 Excluding
                 As     Charges  Charges      As             Excluding
              Reported  /Gains   /Gains    Reported  Charges  Charges
                          (2)                          (3)
              --------- -------- --------- --------- ------- ---------

Net Sales:
 Feminine
  Care        $ 63,753  $     -  $ 63,753   $ 58,887  $    -  $ 58,887
 Infant Care    43,223        -    43,223     43,278       -    43,278
 Skin Care      32,926        -    32,926     30,500       -    30,500
 Other           6,747        -     6,747      7,380       -     7,380
              --------  -------  --------   --------  ------  --------
  Subtotal     146,649        -   146,649    140,045       -   140,045
 Divested            -        -         -      8,486       -     8,486
              --------  -------  --------   --------  ------  --------

Total net
 sales         146,649        -   146,649    148,531       -   148,531
Cost of sales   68,099     (554)   67,545     71,534       -    71,534
              --------  -------  --------   --------  ------  --------
 Gross profit   78,550      554    79,104     76,997       -    76,997

Operating
 expenses:
 Selling,
  general
  and
  administra-
  tive          56,159        -    56,159     56,445    (577)   55,868
 Restructuring,
  net              708     (708)        -          -       -         -
 Amortization
  of
  intangibles      605        -       605        241       -       241
              --------  -------  --------   --------  ------  --------
  Total
   operating
   expenses     57,472     (708)   56,764     56,686    (577)   56,109
              --------  -------  --------   --------  ------  --------

  Operating
   income       21,078    1,262    22,340     20,311     577    20,888

 Interest
  expense,
  net           15,570        -    15,570     18,072       -    18,072
 Expenses
  related to
  retirement
  of debt        1,699   (1,699)        -          -       -         -
              --------  -------  --------   --------  ------  --------

  Income
   before
   income
   taxes         3,809    2,961     6,770      2,239     577     2,816

 Provision
  for income
  taxes            438    1,812     2,250        859     221     1,080
              --------  -------  --------   --------  ------  --------

   Net income $  3,371  $ 1,149  $  4,520   $  1,380  $  356  $  1,736
              ========  =======  ========   ========  ======  ========

 EPS: Basic   $   0.05           $   0.07   $   0.02          $   0.03
      Diluted $   0.05           $   0.07   $   0.02          $   0.03

 Weighted
  average
  shares
  outstanding:
   Basic        62,085             62,085     61,216            61,216
   Diluted      62,754             62,754     61,224            61,224


The table below reconciles EBITDA
 to net income, the most directly
 comparable GAAP measure.

   Net income $  3,371           $  4,520   $  1,380          $  1,736
   Income tax
    expense        438              2,250        859             1,080
   Interest
    expense,
    net         15,570             15,570     18,072            18,072
   Amortization
    of
    intangibles    605                605        241               241
   Depreciation  3,957              3,957      3,721             3,721
              --------           --------   --------          --------

    EBITDA(A) $ 23,941           $ 26,902   $ 24,273          $ 24,850
              ========           ========   ========          ========


   See accompanying Notes to Consolidated Statements of Income Data.



                        PLAYTEX PRODUCTS, INC.
                CONSOLIDATED STATEMENTS OF INCOME DATA
           (Unaudited, in thousands, except per share data)

Reconciliation of Results "As Reported"
 in accordance with GAAP to Results "Excluding
 Charges / Gains "(1), a non-GAAP measure


                                   Nine Months Ended
              --------------------------------------------------------
                    October 1, 2005             September 25, 2004
              ---------------------------- ---------------------------
                                 Excluding
                  As    Charges  Charges      As             Excluding
               Reported  /Gains  /Gains    Reported  Charges  Charges
                          (4)                          (5)
               -------- -------- --------- --------- ------- ---------

Net Sales:
 Feminine
  Care        $175,748  $     -  $175,748   $172,523  $    -  $172,523
 Infant Care   128,678        -   128,678    125,277       -   125,277
 Skin Care     185,131        -   185,131    183,611       -   183,611
 Other          20,791        -    20,791     21,682       -    21,682
              --------  -------  --------   --------  ------  --------
  Subtotal     510,348        -   510,348    503,093       -   503,093
 Divested            -        -         -     22,888       -    22,888
              --------  -------  --------   --------  ------  --------

Total net
 sales         510,348        -   510,348    525,981       -   525,981
Cost of sales  239,600   (1,556)  238,044    251,481       -   251,481
              --------  -------  --------   --------  ------  --------
 Gross profit  270,748    1,556   272,304    274,500       -   274,500

Operating
 expenses:
 Selling,
  general and
  administra-
  tive         173,955    4,375   178,330    189,153  (3,060)  186,093
 Restructuring,
  net            2,916   (2,916)        -         93     (93)        -
 Amortization
  of
  intangibles    1,822        -     1,822        692       -       692
              --------  -------  --------   --------  ------  --------
  Total
   operating
   expenses    178,693    1,459   180,152    189,938  (3,153)  186,785
              --------  -------  --------   --------  ------  --------

  Operating
   income       92,055       97    92,152     84,562   3,153    87,715

 Interest
  expense, net  49,614        -    49,614     52,444       -    52,444
 Expenses
  related to
  retirement
  of debt, net  10,291  (10,291)        -      6,432  (6,432)        -
 Other expense      21        -        21        336       -       336
              --------  -------  --------   --------  ------  --------

  Income
   before
   income
   taxes        32,129   10,388    42,517     25,350   9,585    34,935

 Provision
  for income
  taxes          7,627    8,903    16,530      7,339   6,582    13,921
              --------  -------  --------   --------  ------  --------

    Net
     income   $ 24,502  $ 1,485  $ 25,987   $ 18,011  $3,003  $ 21,014
              ========  =======  ========   ========  ======  ========

 EPS: Basic   $   0.40           $   0.42   $   0.29          $   0.34
      Diluted $   0.39           $   0.42   $   0.29          $   0.34

 Weighted
  average
  shares
  outstanding:
   Basic        61,630             61,630     61,216            61,216
   Diluted      62,111             62,111     61,222            61,222


The table below reconciles EBITDA
 to net income, the most directly
 comparable GAAP measure.

 Net income   $ 24,502           $ 25,987   $ 18,011          $ 21,014
 Income tax
  expense        7,627             16,530      7,339            13,921
 Interest
  expense, net  49,614             49,614     52,444     299(6) 52,743
 Amortization
  of
  intangibles    1,822              1,822        692               692
 Depreciation   12,060             12,060     11,117            11,117
              --------           --------   --------          --------

 EBITDA(A)    $ 95,625           $106,013   $ 89,603          $ 99,487
              ========           ========   ========          ========

 See accompanying notes to the Consolidated Statements of Income Data.


                             PLAYTEX PRODUCTS, INC.
                 NOTES TO CONSOLIDATED STATEMENTS OF INCOME DATA

(1) We have presented the "Charges / Gains" and "Excluding Charges / Gains" columnar information, as we believe it provides securities analysts, investors and other interested parties with more insight as to certain significant events and transactions that occurred during the fiscal periods presented, that may or may not be recurring in nature. We believe the presentation of this data provides the reader with a greater understanding of the impact of certain items on specific GAAP measures, including net income, operating income and gross profit. Management utilizes this information to better understand its operating results as well as the impact and progress on certain strategic initiatives. The columnar information under the caption "Charges / Gains" and "Excluding Charges / Gains" are not substitutes for analysis of our results as reported under GAAP and should only be used as supplemental information.

(2) The third quarter of 2005 includes restructuring charges of $0.7 million and $0.6 million of restructuring related costs included in cost of sales as a result of our strategic realignment announced in February 2005.

     In the third quarter of 2005, we repurchased $19.7 million principal of our 8% Senior Secured Notes ("8% Notes"), at a premium of $1.4 million, and wrote off $0.3 million of unamortized deferred financing fees relating to the repurchased 8% Notes.

     The third quarter of 2005 includes a tax benefit of $0.7 million associated with the special repatriation of undistributed earnings from one of our foreign subsidiaries under The American Jobs Creation Act of 2004.

(3) In the third quarter of 2004, we incurred other restructuring related expenses of $0.6 million, included in SG&A, related to the 2003 operational restructuring initiative.

(4) Includes, in 2005, $4.5 million of income (in SG&A) received for legal settlements.

     The nine months ended October 1, 2005 also includes restructuring charges of $2.9 million, $1.6 million of restructuring related costs included in cost of sales and approximately $0.1 million of restructuring related costs in SG&A, as a result of our strategic realignment announced in February 2005.

     Through the nine months ended October 1, 2005, we repurchased $100.8 million principal of our 8% Notes, at a premium of $8.5 million, and wrote off $1.8 million of unamortized deferred financing fees relating to the 8% Notes.

     For the first nine months of 2005, we recorded a tax benefit of $4.8 million to reflect the reduced tax rate associated with the special repatriation of undistributed earnings from two of our foreign subsidiaries under The American Jobs Creation Act of 2004.

(5) On February 19, 2004, we issued $460.0 million of 8% Notes and entered into a credit facility which consists of a $7.5 million term loan, which was subsequently repaid and terminated, and a $100.0 million revolver, as amended. With the proceeds from these transactions, we repaid our then outstanding variable rate bank indebtedness and terminated our receivables facility. As a result of these transactions, we recorded a loss of $6.7 million associated with the write-off of related unamortized deferred financing costs.

     In addition, on February 19, 2004, we repurchased on the open market $10.0 million principal amount of our 9 3/8% Senior Subordinated Notes. This transaction resulted in approximately a $0.5 million gain, which was partially offset in part by approximately a $0.2 million write-off of unamortized deferred financing fees relating to the repurchased 8% Notes.

     Also for the nine months ended September 25, 2004, we recorded a restructuring charge of $0.1 million, and incurred other restructuring related expenses of $3.1 million (in SG&A), related to the 2003 operational restructuring initiative.

     The second quarter of 2004 included a $2.8 million tax benefit as the result of the favorable settlement of a foreign tax audit.

(6) Represents fees associated with our now terminated receivables facility included in other expense.

(A) EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and EBITDA "excluding charges / gains" (see Note (1) above), are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We also use EBITDA for planning purposes, including the preparation of annual operating budgets, to determine levels of operating and capital investments and for compensation purposes, including bonuses for certain employees.

     We believe issuers of "high yield" securities also present EBITDA because investors, analysts and rating agencies consider it useful in measuring the ability of those issuers to meet debt service obligations. We believe EBITDA is an appropriate supplemental measure of debt service capacity because cash expenditures for interest are, by definition, available to pay interest, and tax expense is inversely correlated to interest expense because tax expense goes down as deductible interest expense goes up; depreciation and amortization are non-cash charges. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

     -- EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

     -- EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

     -- EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;

     -- Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

     -- Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with accounting principles generally accepted in the U.S. and using EBITDA only supplementally.



                        PLAYTEX PRODUCTS, INC.
                      CONSOLIDATED BALANCE SHEETS
                   (In thousands, except share data)

                                              October 1,  December 25,
                                                2005          2004
                                              ----------  ------------
                   Assets                    (Unaudited)
Current assets:
 Cash & cash equivalents                     $   83,769    $  137,766
 Receivables, less allowance for doubtful
  accounts of $1,260 and $1,314 for 2005 and
  2004, respectively                             93,987        97,188
 Inventories                                     52,643        71,711
 Deferred income taxes, net                      11,361         9,789
 Other current assets                             6,934         8,266
                                             ----------    ----------
  Total current assets                          248,694       324,720

Net property, plant and equipment               114,359       120,638
Goodwill                                        494,307       494,307
Trademarks, patents & other, net                158,962       128,304
Deferred financing costs, net                    12,767        16,586
Other noncurrent assets                           4,391         6,835
                                             ----------    ----------
  Total assets                               $1,033,480    $1,091,390
                                             ==========    ==========

    Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                            $   25,175    $   41,758
 Accrued expenses                                99,456        81,112
 Income taxes payable                             2,048         2,110
                                             ----------    ----------
  Total current liabilities                     126,679       124,980

Long-term debt                                  699,170       800,000
Deferred income taxes                            68,221        61,403
Other noncurrent liabilities                     17,279        21,072
                                             ----------    ----------
  Total liabilities                             911,349     1,007,455
                                             ----------    ----------

Stockholders' equity:
 Common stock, $0.01 par value, authorized
  100,000,000 shares, issued and outstanding
  63,444,918 shares at October 1, 2005 and
  61,215,856 shares December 25, 2004               634           612
 Additional paid-in capital                     549,211(1)    526,233
 Retained earnings (accumulated deficit)       (418,530)     (443,032)
 Accumulated other comprehensive income             207           122
 Unearned equity compensation                    (9,391)(1)         -
                                             ----------    ----------
  Total stockholders' equity                    122,131        83,935
                                             ----------    ----------
  Total liabilities and stockholders'
   equity                                    $1,033,480    $1,091,390
                                             ==========    ==========

(1) Upon issuing restricted stock as part of the Company's recently approved equity plan, the Company recorded an increase in the "Additional Paid In Capital" account and established a new equity account "Unearned Equity Compensation" for an equal and offsetting amount. Compensation expense will be amortized into income over the service period of the restricted stock awards (generally three years) reducing the Unearned Equity Compensation balance. Approximately $2.2 million of compensation expense has been recognized through nine months ended October 1, 2005. The vast majority of the restricted stock awards are performance-based; hence, these balances will be impacted by changes in the Company's stock price and the ultimate vesting of the awards based upon achieving performance goals.


                        PLAYTEX PRODUCTS, INC.
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                 Nine Months Ended
                                             -------------------------
                                             October 1,  September 25,
                                               2005          2004
                                             ----------  -------------

Cash flows from operations:
   Net income                                $   24,502    $   18,011
   Adjustments to reconcile net income to net
    cash provided by operations:
       Depreciation                              12,060        11,117
       Amortization of intangibles                1,822           692
       Amortization of deferred financing
        costs                                     2,036         1,855
       Amortization of unearned equity
        compensation                              2,196            --
       Deferred income taxes                      5,829        10,601
       Prepaid pension asset and postretirement
        benefits                                  1,671           399
       Premium (discount) on bond repurchases     8,509          (450)
       Write-off of deferred fees related to
        retirement of debt                        1,782         6,882
       Other, net                                   677           696
       Net changes in operating assets and
        liabilities:
           Accounts receivable and retained
            interests                             3,501       (12,973)
           Inventories                           19,350        19,816
           Accounts payable                     (16,841)      (13,106)
           Accrued expenses                      17,959        26,848
           Other                                     85         2,136
                                             ----------    ----------
              Net cash provided by operations    85,138        72,524
Cash flows from investing activities:
   Capital expenditures                          (6,508)       (9,319)
   Payments for intangible assets               (34,087)       (1,000)
                                             ----------    ----------
              Net cash used for investing
               activities                       (40,595)      (10,319)
Cash flows from financing activities:
   Borrowings under revolving credit
    facilities                                       --       115,800
   Repayments under revolving credit
    facilities                                       --      (115,800)
   Long-term debt borrowings                         --       467,500
   Long-term debt repayments                   (100,830)     (460,750)
   (Premium) discount on bond repurchases        (8,509)          450
   Payment of financing costs                        --       (12,850)
   Proceeds from issuance of stock               10,883            --
                                             ----------    ----------
              Net cash used for financing
               activities                       (98,456)       (5,650)
              Effect of exchange rate changes
               on cash                              (84)          150
                                             ----------    ----------
(Decrease) increase in cash and cash
 equivalents                                    (53,997)       56,705
Cash and cash equivalents at beginning of
 period                                         137,766        27,453
                                             ----------    ----------
Cash and cash equivalents at end of period   $   83,769    $   84,158
                                             ==========    ==========

Supplemental disclosures of cash flow
 information

   Cash paid during the periods for:
      Interest                               $   51,012    $   44,273
      Income tax payments (refunds), net     $    1,861    $   (2,286)



    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262